UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2010

MESA ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-149338	98-0506246
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5220 Spring Valley Road
Suite 525
Dallas, TX  75254
(Address of principal executive offices, including zip code)

(972) 490-9595
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

The following relates to various media and analyst reports that have been recently circulated regarding Mesa Energy Holdings, Inc. (the “Company”).

Over the past several months, Randy M. Griffin, the Company’s Chief Executive Officer, has been interviewed by a number of financial journalists and market analysts including TheStreet.com, World Market News, the Roen Financial Report and the Intelligent Investor Report.  Mr. Griffin has also provided publicly available information to these entities and to others who have inquired, as requested. The Company has never approved, authorized, endorsed or paid for any articles by such entities. Other persons may have published similar brochures or articles about the Company or may publish similar materials in the future without the Company’s knowledge, authorization or approval.

The Company has recently been made aware of certain articles published by Timothy Sykes regarding the Company, its operations, its Board of Directors and its Advisory Board. The Company has no relationship with Timothy Sykes or anyone affiliated with him or his publications, past or present, and Mr. Griffin has not been interviewed by Timothy Sykes, or any other person or entity to prepare such articles.

The Company’s shareholders, together with prospective investors and all persons looking to learn about the Company, its prospects, and its present and proposed operations, should not rely on such persons, publications or articles. In evaluating the Company and its prospects, reliance should be placed on the periodic and other filings that the Company makes with the Securities and Exchange Commission (the “SEC”).

The Company recently engaged the services of BuyIns.net to provide Regulation SHO compliance monitoring, short sale trading statistics and market integrity surveillance. BuyIns.net’s recent report dated March 30, 2010 indicated that approximately 10.7 million shares of the Company’s common stock have been shorted since December 2009.   BuyIns.net will continue to monitor such activities on behalf of the Company.

Subject to SEC rules regarding fair disclosure, the Company has been, and will continue to be, very open and proactive in providing information to investors, analysts and media outlets who are genuinely interested in learning more about the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Energy Holdings, Inc.

Dated: April 9, 2010	By:	/s/ Randy M. Griffin
Name: Randy M. Griffin
Title: Chief Executive Officer